Exhibit 107

Filing Fee Table

           F-1

(Form Type)

KINGTITAN TECHNOLOGY LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed	Proposed
			Calculation		Maximum	Maximum
		Security	or Carry		Offering	Aggregate		Amount of
	Security	Class	Forward	Amount	Price Per	Offering		Registration
	Type	Title	Rule	Registered	Unit	Price(1)	Fee Rate	Fee
	Equity	Class A ordinary shares, par value $0.0001 per share(2)	Rule 457(a)	3,750,000	$6.00	$22,500,000	0.00014760	$3,321.00
Fees to Be Paid	Equity	Representative’s Warrants (3)	Rule 457 (g)	-	-	-	-	-
	Equity	Class A ordinary Shares underlying Representative’s Warrants	Rule 457(a)	150,000	$7.50	$1,125,000	0.00014760	$166.05
	Total Offering Amounts					$23,625,000		$3,487.05
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$3,487.05

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). Includes Class A ordinary shares that may be purchased by the underwriters pursuant to their option to purchase additional Class A ordinary shares to cover over-allotment, if any.

(2)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional Class A ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(3)	In accordance with Rule 457(g) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.